Exhibit 99.1

AMERICAN MEDIA, INC. NAMES JACK CRAVEN EXECUTIVE VICE PRESIDENT AND

CHIEF FINANCIAL OFFICER

New York, NY, September 1, 2006 — American Media, Inc. (AMI) today announced that Jack Craven has been named Executive Vice President and Chief Financial Officer. Mr. Craven brings to AMI more than 30 years of financial, media, and news industry experience. Mr. Craven succeeds Carlos Abaunza, who has agreed to serve as a consultant to the company.

As AMI’s Executive Vice President and Chief Financial Officer, Mr. Craven, age 56, will have responsibility for the company’s finances, accounting, financial reporting, information technology and planning functions. He will oversee the completion of the company’s restatement of its financial statements. Mr. Craven also will play a significant role in the company’s business development activities, and be involved with investor relations.

Jack Craven is a senior publishing executive with an excellent track record of growing publishing operations. Prior to forming his own CPA practice, he was Executive Vice President and Chief Financial Officer of Time Inc.’s Retail Marketing and Sales organization. He also served as Deputy Director of Strategic Planning at Time Inc. Mr. Craven’s experience also includes directing the world-wide operations of Jobson Publishing, where he served as Senior Vice President Operations and Chief Financial Officer. Mr. Craven was the Senior Vice President and Chief Financial Officer for Lear’s and McCall’s publishing companies. He is the former Chairman of the New York State Society of CPAs Publishing & Printing Committee, and a member of the American Institute of Certified Public Accountants. Mr. Craven has been licensed as a CPA since 1974.

“The company’s hiring of Jack Craven represents a significant addition to our company’s accounting and finance capabilities,” said David Pecker, AMI’s Chairman and CEO. “As Jack has been a consultant to AMI on the restatement process, he comes in with the ability to hit the ground running.”

“The company wants to convey particular gratitude to Carlos Abaunza, for taking us this far in the restatement process,” continued Mr. Pecker. “We thank him for his contributions.”

“Our business is trending stronger with newsstand circulation for our weeklies up 14% over the last 9 weeks versus the prior 9 weeks. The Star is up 26%, the National Enquirer is up 14% and the Globe is up 3%,” continued Mr. Pecker. “Additionally, advertising pages for our flagship consumer titles — Star, Men’s Fitness and Shape — are up 12%, 5% and 3% respectively, year to date. The September 18th issue of Star generated the largest advertising revenue in the history of the magazine.”

Mr. Craven said, “Having served AMI as a consultant, I have had the opportunity to work closely with David Pecker, John Miller, and the entire AMI team. They are outstanding publishing executives leading a company with strong media products. I am looking forward to joining the team. My primary goal is to bring excellence to the AMI financial department, including completing the important work being done in the restatement of financial statements.”

“American Media remains focused on the completion of the restatement of its financial statements,” said Mr. Pecker. “Mr. Craven’s experience and expertise will greatly aid in the completion of this process.”

The company’s Audit Committee is being advised by Willkie Farr & Gallagher LLP on the restatement process. PricewaterhouseCoopers has aided Willkie Farr in their review.

About American Media, Inc.

American Media, Inc. is the leading publisher of celebrity journalism and health and fitness magazines in the U.S. These include Star, Shape, Men’s Fitness, Fit Pregnancy, Natural Health, and The National Enquirer. In addition to print properties, AMI owns Distribution Services, Inc., the country’s #1 in-store magazine merchandising company.

Contact: Todd Fogarty, 212-521-4854

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